[LENNAR NEWS LETTERHEAD]

                                                              Contact:
                                                              Kelly Somoza
                                                              Investor Relations
                                                              Lennar Corporation
                                                              (713) 877-2391

FOR IMMEDIATE RELEASE
---------------------

       LENNAR COMPLETES ACQUISITION OF U.S. HOME; FINALIZES $1.7 BILLION
       -----------------------------------------------------------------
        OF FINANCING TRANSACTIONS AND ACCEPTS TENDERS OF U.S. HOME DEBT
        ---------------------------------------------------------------
                                   SECURITIES
                                   ----------

         Miami, May 3, 2000 -- Lennar Corporation (NYSE: LEN) announced today that it has completed its acquisition of U.S. Home Corporation. As previously announced, the stockholders of both corporations approved the transaction at meetings held on April 28, 2000. The acquisition became effective at 11:59 p.m. on May 2, 2000.

         Lennar also announced that it has entered into $1.7 billion of financing related to the acquisition, for working capital and for future growth. The financing includes senior secured credit facilities with a group of financial institutions which will provide Lennar with up to $1.4 billion of financing and $325 million of Senior Notes. The credit facilities consist of a $700 million five-year revolving credit facility, a $300 million 364-day revolving credit facility and a $400 million term loan B. Bank One, NA, is the administrative agent, and Bankers Trust Company is the syndication agent for the credit facilities.

         Lennar completed the sale of $325 million aggregate principal amount of its 9.95% Senior Notes due 2010 for gross proceeds of approximately $300 million. The Notes were sold to institutional investors in a private offering. Lennar expects to use the proceeds from the sale of the Notes to purchase U.S. Home debt securities tendered in response to its subsidiary's tender offer.


                                     (more)

2-2-2

     The tender offer for the $525 million of U.S. Home debt securities expired at 5:00 p.m., New York City time, on May 2, 2000. All U.S. Home debt securities, which were properly tendered in response to the offer, have been accepted. As of 5:00 p.m. on May 2, 2000, the following aggregate principal amount and percentage of each issue of U.S. Home debt securities had been tendered in response to the offer:

                                                          Principal      % of
                                                           Amount        Issue
                                                          ---------      -----
     U.S. Home's 7.95% Senior Notes due 2001...........  $ 69,783,000     93%
     U.S. Home's 8.25% Senior Notes due 2004...........  $ 97,811,000     98%
     U.S. Home's 7 3/4% Senior Notes due 2005..........  $ 96,410,000     96%
     U.S. Home's 8.88% Senior Subordinated Notes due
       2007............................................  $116,942,000     94%
     U.S. Home's 8.875% Senior Subordinated Notes due
       2009............................................  $121,502,000     97%

     As a result of the successful completion of the tender offer, amendments to the indentures governing each issue of the U.S. Home debt securities which effectively remove all of the covenants from the indentures other than covenants to pay principal and interest and to offer to purchase the debt securities following a change in control of U.S. Home, have become operative. Lennar's acquisition of U.S. Home constituted a change in control of U.S. Home which will entitle holders of U.S. Home's public debt securities who did not tender them to the Lennar subsidiary to require U.S. Home to purchase them for 101% of their principal amount. Information about how to do this will be distributed to holders of the remaining U.S. Home public debt securities shortly.

     Lennar Corporation, founded in 1954, is headquartered in Miami, Florida. The Company has homebuilding operations in 13 states and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company builds homes under the Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes and Winncrest Homes brand names. Lennar's Financial Services Division provides residential mortgage services, title, closing and other ancillary services for Lennar homebuyers and other customers. Previous press releases may be obtained at www.lennar.com or by fax by calling 1-800-758-5804 and entering extension number 507038.

______________________________________________________________________________

     Certain statements contained in this press release may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended November 30, 1999 for a further discussion of these and other risks and uncertainties applicable to the Company's business.
______________________________________________________________________________
                                      ###

                           [LENNAR CORPORATION LOGO]